Exhibit to Item 77O

Transactions Effected Pursuant to Rule 10f-3


RBC FUNDS TRUST:

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period April 1, 2014 through September
30, 2014 in accordance with the Trust's Rule 10f-3
Procedures.

RBC Prime Money Market Fund

ISSUER: Toyota Motor Credit Corporation

Trade Date: 8/26/14
Part of a registered public offering (domestic coupon
bonds)
Selling Broker: Toyota Financial Services Securities USA
Corp.
Selling Syndicate Members: RBC Capital Markets, LLC and
Citigroup Inc.
Amount Purchased:  $25,000,000
Purchase Price: $100/share
% of Issue: 2%